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                     AGREEMENT FOR SALE AND PURCHASE OF ASSETS


DATE:     AS OF MARCH 14, 1997

PARTIES:  COMPUTER ASSISTED TECHNOLOGIES, INC.
          a Wisconsin corporation ("Seller")
          10740 Lyndale Avenue South
          Bloomington, MN 55420

          INTELLIPHONE, INC.
          a Minnesota corporation ("Buyer")
          6801 Wayzata Blvd.
          St. Louis Park, Minnesota  55426

RECITALS:

     A. Seller operates a business primarily engaged in providing and servicing public pay telephones in Minnesota and Wisconsin. Seller owns equipment, site contract rights, leasehold interests, tools, inventories, account receivables, operating accounts, prepaid insurance, advertising and sales materials and miscellaneous assets used in connection with the operation of its business.

     B. Buyer desires to acquire site contract rights for not less than 586 pay telephones, including a minimum of 385 "Intellicall" brand pay telephones ("Intellicall Phones"), located in Minnesota and Wisconsin and all telephones and related equipment located at the respective sites identified in Exhibit
1.1.1 hereto together with all computer boards, telephone enclosures, cash contents of the pay telephones, line deposits, permits, contract rights and intangibles related thereto including all good will and rights associated with the potential continuation of the site contracts after the expiration of the term of the site agreement contracts and Seller desires to sell all of such assets to Buyer.

AGREEMENT:

SECTION 1.     ASSETS PURCHASED.

     1.1 ASSETS PURCHASED. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the following assets ("Assets"):

     1.1.1 All of the Seller's right, title and interest in the "Site Agreements" and any modifications thereto described on Exhibit 1.1.1 attached hereto and made a part hereof by reference,



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together with all equipment located at the sites identified in the contracts, including telephones, computer boards used in relation to the telephones, telephone enclosures, the cash contents of any pay telephones at 11:59 p.m. upon the date of closing, line deposits, contract rights identified therein and any intangibles related thereto. Seller represents that there are not less than 586 pay telephones, including a minimum of 385 Intellicall Phones, with "Site Agreements" which are being purchased by Buyer. In the event that at the closing the number of pay telephones is less than 586 and/or the number of Intellicall Phones is less than 385, then the Purchase Price set forth at
Section 3 will be reduced accordingly at the rate of $3,916 per pay telephone (other than an Intellicall Phone) and $4,166 per Intellicall Phone. Buyer shall have no obligation to purchase more than 586 installed telephones at closing, but should it elect to do so, the Purchase Price shall be increased accordingly at the rate of $3,916 per pay telephone (other than an Intellicall Phone) and $4,166 per Intellicall Phone, and the aggregate amount of such increase shall be added to the principal amount of the Buyer's convertible replacement promissory note ("Convertible Note") described at Section 3.1.4.

     1.1.2 All manuals, warranties, sales materials and telephone books at the identified sites.

     1.1.3 All inventories of Seller's equipment, computer systems, spare parts, materials and supplies used by Seller in the ordinary course of Seller's business to maintain, service, repair and replace the equipment located at the site locations identified in the above paragraphs.

     1.1.4 Seller's goodwill for pay telephone operations within Minnesota and Wisconsin, and all files or other business records to handle accounts identified above.

     1.1.5 All warranties, contract rights, claims, licenses, prepaid insurance, and renewal rights, rights to receive income or to continue contracts, options, grants and all assets of Seller associated with the equipment listed on Exhibit 1.1.1 of whatever kind, whether known or unknown (except as specifically excluded), are included as part of this sale.

     1.1.6 The service vehicle described by year, make, model, V.I.N., and location at the time of closing on Exhibit 1.1.6 attached hereto and as made a part hereof by reference, which shall be sold in "AS-IS" and "WHERE-IS" condition.

     1.1.7 The trade names "Computer Assisted Technologies" and "Rolcom USA," as well as any associated logos, or servicemarks.


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     1.1.8     Executed agreements providing for the installation of at least ninety-eight (98) pay telephones (the "Uninstalled Phones"), as set forth on
Exhibit 1.1.8.

     1.2  EXCLUDED ASSETS.   Excluded from this sale and purchase are Seller's
accounts receivable, collected cash on hand, notes receivable, prepaid accounts, and the following:

     1.2.1 All of Seller's cash on hand, bank accounts and operational accounts of the date of closing, except for the cash contents of all pay telephones being purchased at 11:59 on the date of closing,

     1.2.2     Any prepaid taxes, tax deposits and  prepaid rent,

     1.2.3 No licenses or permits required to own and/or operate the equipment are being purchased by the Buyer. Buyer shall be solely responsible for obtaining all necessary permits and licenses as may be required to own and operate the telephone equipment, however Seller agrees to cooperate and to execute any documents which may be necessary to effect the transfer or assignment of any permits and licenses required by regulatory or government agencies.

SECTION 2.     LIABILITIES ASSUMED AND NOT ASSUMED

     2.1  LIABILITIES ASSUMED BY BUYER.

     2.1.1 CONTRACT OBLIGATIONS. Buyer shall accept the assignment and assume responsibility for the obligations of Seller under the Site Agreements identified in Section 1.1.1, and Buyer will make its best efforts to install the Uninstalled Phones set forth on Exhibit 1.1.8 and obtain Seller's consent with respect to the Uninstalled Phones which it will not install, if any.


     2.2  LIABILITIES NOT ASSUMED BY BUYER.

     2.2.1 CORPORATE OBLIGATIONS. Notwithstanding that Buyer is acquiring the trade name "Computer Assisted Technologies", it is not assuming any liabilities of Seller or "Computer Assisted Technologies" except for those described at Section 2.1.1 above.

     2.2.2 EMPLOYEES. Except for the agreement described at Section 5.1 below, Buyer shall have no responsibility to hire or pay any employee or independent contractor of Seller any compensation, sales commissions, sick pay, retirement or other compensation.

     2.2.3     TRANSFER TAXES.   Seller shall pay one-half of any transfer
taxes, including, but not limited to, excise taxes and sales taxes arising from this sale (with Buyer paying the balance, if any).


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     2.2.4     GENERAL LIMITS.  Except as set forth herein, Buyer shall not be liable for any indebtedness of Seller. Buyer assumes no liabilities except as stated herein.

     2.3  SELLER'S OBLIGATIONS.

     2.3.1 INCOME TAXES. Seller shall pay any state, federal or local income taxes of Seller after application of all loss carry forwards, credits, deductions or other tax offsets available to Seller and shall be responsible for the cost of preparation of said tax returns and for all accounting fees associated with the preparation of said tax returns for all time periods prior to the date of closing.

     2.3.2 COMMISSIONS AND CONTRACT OBLIGATIONS PAYABLE. Seller shall remain liable for and shall pay when due any and all obligations arising from payments and/or commissions due to site providers under the "Pay Telephone Agreements", "Customer Service Agreements" and "Site Agreements" and shall further pay all telephone bills and the cost of long distance or other telephone service charges calculated through the date of closing. Buyer shall have the right but not the obligation to cure any of Seller's defaults under such agreements and to set off against its obligations under the Convertible Note described at Section 3.1.4 any amounts paid to so cure Seller's defaults.

SECTION 3.     PURCHASE PRICE FOR ASSETS

     3.1 The purchase price for the assets is Two Million Two Hundred Seventy Thousand Three Hundred Dollars ($2,270,300) (the "Purchase Price"). Seller accepts the consideration as full and sufficient consideration for the assets identified above. The parties acknowledge that the Fifty Thousand Dollars ($50,000) paid by Buyer to Seller at the signing of the Letter of Intent between them dated January 31, 1997, shall be applied to the Purchase Price. The remainder of the Purchase Price shall be paid by Buyer to Seller at the closing in the following manner:

     3.1.1 Fifty Thousand Dollars ($50,000) in cash or other immediately available funds; and

     3.1.2 The assumption by Buyer of up to One Million One Hundred Twenty-One Thousand Nine Hundred Dollars ($1,121,900) of Seller's debt to two equipment leasing companies, Berthel Fisher and TeleCapital; and

     3.1.3 Six Hundred Ninety-Eight Thousand Four Hundred Dollars ($698,400) to be paid by the delivery of 174,600 shares of Buyer's unregistered common stock, based on a valuation of


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$4.00 per share.  Seller shall be entitled to receive additional shares under the following circumstances:

          3.1.3(a) In the event Buyer completes an initial public offering at a price per share of less than $8.00 (on a post-adjusted basis assuming a two-for-one stock split prior to the anticipated initial public offering), then, as soon as reasonably practical, Buyer shall deliver to Seller that number of additional shares necessary to provide them with such total number of shares resulting from the calculation in which 174,600 is divided by the result of dividing the actual initial public offering price by $8.00. For example, if the initial public offering price is $7.00, then Buyer shall deliver to Seller an additional 24,943 shares (for a total of 199,543 shares) in accordance with the following calculations:

                    (i)  $7.00  DIVIDED BY  $8.00  =  .875

                    (ii) 174,600  DIVIDED BY  .875  = 199,543

                    (iii)     199,543  - 174,600 = 24,943

          3.1.3(b) In the event Buyer does not complete an initial public offering within one year of the date of this Agreement, then, as soon as reasonably practical, Buyer shall deliver to Seller an additional 26,190 shares, representing an additional 15% of shares over the 174,600 delivered under Section 3.1.3 above; PROVIDED, HOWEVER, that instead of delivering such additional shares, Buyer may elect, in its sole discretion, to purchase all of the shares then held by Seller at a price of $8.00 per share for cash or other immediately available funds, and Seller hereby agrees to sell all of its shares to Buyer upon such election. Buyer shall make such election within 60 days after the first anniversary of this Agreement; the closing of the purchase of shares by Buyer from Seller shall take place no later than 60 days after such election.

     3.1.4 Buyer will assume Seller's promissory note payable to Jack Elder in the principal amount of Three Hundred Fifty Thousand Dollars ($350,000), cancel it and then issue to him Buyer's Convertible Note in the principal amount of Three Hundred Fifty Thousand Dollars ($350,000) in substantially the form of
Exhibit 3.1.3 hereto. The Convertible Note shall bear interest at the rate of eight and one-half percent (8 1/2%) per annum. Interest only will be payable for six (6) months


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following the date of execution of said note, with the entire principal balance and accrued interest due at the end of such six (6) month period. Jack Elder shall have the right to convert any or all of the principal or accrued interest due under the Convertible Note on the basis of one (1) share of stock for each $6.75 of principal and accrued interest due (on a post-adjusted basis assuming a two-for-one stock split prior to the anticipated initial public offering), subject to the same adjustments for an initial public offering price of less than $8.00 as set forth in Section 3.1.3 above.

SECTION 4.     ADJUSTMENTS

     4.1  PERFORMANCE OF UNINSTALLED PHONES.   The Purchase Price shall be
adjusted with respect to the performance of the Uninstalled Phones once they are in operation in accordance with the formula set forth in Exhibit 4.1 hereto. Such adjustment shall be applied to the principal amount of the Convertible Note outstanding as of August 1, 1997; provided, however, if, as of such date, the Convertible Note has been paid off or fully converted or is less than the amount of the adjustment, then Seller shall receive or surrender, as the case may be, one (1) share of stock for each $6.75 of the amount of the adjustment that is not applied to the Convertible Note (on a post-adjusted basis assuming a two-for-one stock split prior to the anticipated initial public offering), subject to the same adjustments for an initial public offering price of less than $8.00 as set forth in Section 3.1.3 above. Buyer agrees to waive such an adjustment to the Purchase Price if both of the following conditions are satisfied as of August 1, 1997: (i) the site providers under this Agreement have in service at least 685 payphones, and (ii) such payphones' average cash flow (as defined in Exhibit 4.1 hereto) meets or exceeds the average cash flow of all Minnesota and Wisconsin payphones.

     4.2 OPERATION, INCOME AND EXPENSES REGARDING TELEPHONE EQUIPMENT. The operation of telephone equipment identified on Exhibit 1.1.1 and related income and expenses up to 11:59 p.m. on the closing date shall be for the account of Seller, and thereafter for the account of Buyer. Seller shall pay all expenses of the equipment through the date of closing, including but not limited to site commissions, utilities, advertising, personal property taxes, rents and lease payments, real property taxes, wages, and payroll taxes of Seller. Cash from the telephones will be collected by Seller prior


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to 11:59 p.m. (local time in each location) on the date of closing and any cash in the telephones thereafter shall belong to the Buyer.

     4.3 OPERATION, INCOME AND EXPENSES REGARDING TELEPHONE EQUIPMENT. The operation of telephone equipment identified on Exhibit 1.1.1 and related income and expenses up to 11:59 p.m. on the closing date shall be for the account of Seller, and thereafter for the account of Buyer. Seller

SECTION 5.     OTHER AGREEMENTS

     5.1  EMPLOYMENT AND NON-COMPETITION AGREEMENT (DUSTIN ELDER).   Following
closing, Buyer shall engage Dustin Elder in the initial position of Vice President at an annual salary of Sixty Five Thousand ($65,000) all as set forth in the form of Employment and Non-Competition Agreement attached hereto as
Exhibit 5.1(a) (the "Employment Agreement"). In further consideration of his execution of the Employment Agreement, Dustin Elder will be granted an option to purchase twenty thousand (20,000) shares of Buyer's common stock at an exercise price of $6.75 per share. In addition, subject to his continuing employment by Buyer or his termination of employment without cause (as set forth in the Employment Agreement) , Dustin Elder shall also be entitled to exercise successive stock options for ten thousand (10,000) shares (with the exercise price being the fair market value of Seller's common stock on the effective date of each exercise) in each of the three (3) years following the completion of his first full year of employment by Buyer. Such grants of options shall be subject to the terms and conditions of an Incentive Stock Option Agreement substantially in the form of Exhibit 5.1(b).

     5.2  NON-COMPETITION AGREEMENT (SELLER AND JACK ELDER).   In further
consideration of the transactions contemplated by this Agreement, at closing Seller and Jack Elder shall enter into the form of Non-Competition Agreement attached hereto as Exhibit 5.2. In consideration of the granting of the covenant not-to-compete, the parties hereto agree to allocate $10,000 of the aggregate Purchase Price to such covenant.

     5.3 ASSIGNMENT OF CONTRACTS. Seller shall execute and deliver at closing separate assignments of the Pay Telephone Agreements and Telephone Site Agreements and after closing any additional documentation as may be requested by Buyer it being the intention of the parties hereto that Seller shall cooperate as is hereinafter necessary to perfect the Buyer's interest in all assets purchased


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hereunder and that the obligations of Seller to execute assignments of said contracts shall survive the closing.

SECTION 6.     COLLECTION OF SELLER'S ACCOUNTS RECEIVABLE.   Seller shall take
such action as is necessary to collect accounts receivable due to Seller on account of telephone services provided prior to the date of closing. Buyer shall cooperate with Seller as is necessary to provide Seller with information from the files purchased by Buyer in order for Seller to collect the accounts receivable. All commissions due to site owners prorated as 11:59 p.m. on the date of closing shall be paid by Seller.

SECTION 7.     SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer as follows:

     7.1  CORPORATE EXISTENCE.   Seller represents that Computer Assisted
Technologies, Inc. is a Wisconsin corporation duly organized and validly existing and in good standing and is authorized to transact business in the states of Minnesota and Wisconsin. Seller has all requisite power and authority to own, operate and/or lease the assets, as the case may be, and to carry on its business as now being conducted.

     7.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors and the requisite number of the shareholders of Seller, the lawful owner of all the assets described herein, that no further approval for sale and transfer of the assets to Buyer is required and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

     7.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer a list of site revenues dated February 1, 1997. To the best of Seller's knowledge the site revenues are in accordance with the books and records of Seller and are true, correct, and complete.

     7.4 TITLE TO ASSETS. Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, security interests or encumbrances of any kind or nature whatsoever except as described on Exhibit 7.4 attached hereto and made in part hereof by reference. Buyer is under no obligations whatsoever to use OPTICOM operator service beyond August 31, 1997, or any long distance provider previously


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used by Seller and Seller agrees to indemnify Buyer from any and all claims of any person who may claim a right, title or interest in the assets transferred by this Agreement. Seller specifically represents that it has made all payments required prior to closing and taken such actions as may be necessary in order for the transfer of all licenses for Intellicall I-STAR boards to be, and hereby are transferred to Buyer.

     7.5 BROKERS AND FINDERS. Seller has not employed a broker or finder in connection with the transactions contemplated by this Agreement, or taken any action that would give rise to a valid claim against Buyer or any party for a brokerage commission, finder's fee, or other like payment.

     7.6 TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD-PARTY APPROVAL. The execution and delivery of this Agreement by Seller, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets by any person, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision, court or regulatory agency, except for the consent required by the Minnesota and Wisconsin Public Utilities Commissions.

     7.7 LABOR AGREEMENTS AND DISPUTES. Seller is neither a party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours, and terms of employment of Seller's employees. Seller is not aware of any labor dispute or labor trouble involving employees of Seller, nor has there been any such dispute or trouble during the three years preceding the date of this Agreement

     7.8 NONCANCELABLE CONTRACTS. At the time of closing, there will be no material leases, employment contracts, contracts for services or maintenance, or other similar contracts existing or relating to or connected with the operation of Seller's business not cancelable within 30 days, except the telephone site agreements.

     7.9 LITIGATION. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the Assets being conveyed under this Agreement.


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     7.10 NO MATERIAL ADVERSE CHANGE.  Since January 1, 1997, there has not been an adverse change in any of the assets or in the business in which the assets are employed except as described on Exhibit 7.10 attached hereto and made a part hereof by reference.

     7.11 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact that has resulted, or that in the reasonable judgment of Seller will result in a material change in the business, operations, or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Buyer.

     7.12 SELLER'S OPERATION OF BUSINESS PRIOR TO CLOSING. Seller represents that between January 1, 1997 and the closing date, Seller has: (a) operated the business that in the usual and ordinary course and in substantial conformity will all applicable laws, ordinances, regulation, rules, or orders, and has used its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller and b) not assigned, sold, leased, or otherwise transferred or disposed of any of the assets used in the performance of its business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

SECTION 8.     COVENANTS OF SELLER

     8.1  EMPLOYEE MATTERS

     8.1.1 Seller has delivered to Buyer a list of the names and addresses of all persons on the payroll of Seller dated February 1, 1997 having information concerning the site agreements transferred to Buyer which list is satisfactory to Buyer. Seller represents that Seller is unaware of any person who has confidential information concerning the site agreements that would assist that person in interfering with the contract rights being assigned.

     8.2 CONDITIONS AND BEST EFFORTS. Seller will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions and obligations of Seller under this Agreement, and will do all acts and things as may be required to carry out its obligations



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under this Agreement and to consummate and complete this Agreement.  Seller agrees to execute such additional documents as may be required to transfer all assets identified by this Agreement.

SECTION 9.     COVENANTS OF BUYER

     9.1 CONDITIONS AND BEST EFFORTS. Buyer will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of Buyer's obligations under this Agreement.

     9.2 CONFIDENTIAL INFORMATION. If for any reason the sale of Assets is not closed, Buyer will not disclose to third parties or use any confidential information received from Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

SECTION 10. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of Buyer to purchase the Assets is subject to the fulfillment, before or at the closing date, of each of the following conditions.

     10.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER.   All
representations and warranties made in this Agreement by Seller shall be true as of the closing date as fully as though such representations and warranties had been made on and as of the closing date, and, as of the closing date, Seller shall not have violated or failed to perform in accordance with any covenant contained in this Agreement.

     10.2 LICENSES AND PERMITS. Buyer shall have obtained or applied for all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of Seller and the transaction shall have been approved to by the Minnesota and Wisconsin Public Utilities Commissions.

     10.3 CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner of operation of Seller's business before the closing date.

     10.4 NO SUITS OR ACTIONS. At the closing date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

     10.5 SITE AGREEMENTS. Seller has provided Buyer with satisfactory evidence of the extension or renewal of any Site Agreements which otherwise might have expired prior to closing.


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In no event shall Buyer be obligated to close hereunder if there are more than
50 telephones without valid, enforceable Site Agreements.

     10.6 ENFORCEABLE AND ASSIGNABLE SITE AGREEMENTS. At closing Buyer is provided with evidence that Seller is able to assign valid, enforceable and current Site Agreements for at least 586 pay telephones and that the average daily coin revenue per phone is $6.50 per phone and that site rents average approximately 15% of site revenues.

SECTION 11.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     11.1 Except for the assumption of liabilities by Buyer required at closing pursuant to Section 2.1.1 above, there are no other conditions precedent to the obligations of the Seller herein.

SECTION 12.    BUYER'S ACCEPTANCE

     Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, and opinion of the value of the business. Buyer has not relied on any representations made by Seller other than those specified in this Agreement. Buyer further acknowledges that Seller has made no agreement or promise to repair or improve any of the leasehold improvements, equipment, or other personal property being sold to Buyer under this Agreement, and that Buyer takes all such property in the condition existing on the date of this Agreement, "AS IS" and "WHERE IS".

SECTION 13.    RISK OF LOSS

     The risk of loss, damage, or destruction to any of the equipment, inventory, or other personal property to be conveyed to Buyer under this Agreement shall be borne by Seller to the time of closing. In the event of such loss, damage, or destruction, Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition prior to the damage. If replacement, repairs, or restorations are not completed prior to closing, then the Purchase Price shall be adjusted by an amount agreed upon by Buyer and Seller that will be required to complete the replacement, repair, or restoration following closing. If Buyer and Seller are unable to agree, then Buyer, at its sole option and notwithstanding any other provision of this Agreement, upon notice to Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event


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there shall be no closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void.

SECTION 14.    INDEMNIFICATION AND SURVIVAL

     14.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement shall survive the closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate two (2) years from the closing date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

     14.2 SELLER'S INDEMNIFICATION.

     14.2.1 Seller agrees to indemnify and hold Buyer, its successors, and assigns harmless from and against:

          (1) Any and all claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business assets prior to the close of business on the closing date, except for claims, liabilities, and obligations of Seller expressly assumed by Buyer under this Agreement or paid by insurance maintained by Seller or Buyer.

          (2) Any and all damage or deficiency resulting from any material misrepresentation, on the part of Seller or its authorized representatives under this Agreement.

          (3) Any and all claims by shareholders of Seller arising from this sale of the Assets.

          (4) Any and all claims of creditors of Seller if said creditor liabilities were not expressly assumed by Buyer under Section 2 of this Agreement.

     14.2.2 Seller's indemnity obligations under Section 14.2.1 shall be subject to the following:


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          (1)  If any claim is asserted against Buyer that would give rise to a claim by Buyer against Seller for indemnification under the provisions of this paragraph, then Buyer shall promptly give written notice to Seller concerning such claim and Seller shall, at no expense to Buyer, defend the claim.

     14.3 BUYER'S INDEMNIFICATION. Buyer agrees to defend, indemnify, and hold harmless Seller from and against:

     14.3.1 Any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the business following closing or arising out of Buyer's failure to perform obligations of Seller assumed by Buyer pursuant to Section 2 of this Agreement.

     14.3.2 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this Agreement.

     14.3.3 Any and all claims arising from any occurrence subsequent to the date of closing by owners under "Pay Telephone Agreements" and/or "Customer Service Agreement & Letter of Agency" contracts, which agreements have been assigned to Buyer.

SECTION 15.    CLOSING

     15.1 TIME AND PLACE. This Agreement shall be closed in Minneapolis, Minnesota on the first business day following the date on which the Minnesota and Wisconsin Public Utilities Commissions approve the transaction contemplated hereby, unless the parties mutually agree in writing to a different date for closing.

     15.2 OBLIGATIONS OF SELLER AT THE CLOSING. At the closing and coincidentally with the performance by Buyer of its obligations described herein, Seller shall deliver to Buyer the following:

     15.2.1 Bill of Sale in the form of Exhibit 15.2.1 hereto, assignments, properly endorsed certificates of title, and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, necessary to transfer and convey all of the Assets to Buyer as well as physical possession of the assets identified herein, free and clear of all liens, pledges, charges, security interests and encumbrances of any kind or nature whatsoever.

     15.2.2 Transfer of all licenses and permits to transacts business of the Seller and transfer of the assumed business name of Seller.

     15.2.3 Such other certificates and documents as may be contemplated by the provisions of this Agreement, including a resolution of Seller's board of directors and a resolution adopted by the requisite number of Seller's shareholders authorizing this transaction.


     15.3 OBLIGATIONS OF BUYER AT THE CLOSING. At the closing and coincidentally with the performance by Seller of its obligations hereunder, Buyer shall deliver to Seller the following:

     15.3.1 A good and sufficient check or wire transfer in the amount specified herein as consideration for this transfer along with the shares of Buyer's stock as required under Section 3.1.3 and the Convertible Note required under Section 3.1.4.

     15.3.2 Such other certificates and documents as may be contemplated by the provisions of this Agreement.

SECTION 16.    RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

     16.1 BOOKS AND RECORDS. This sale does not include the books and records of Seller's business, except those records relating to the sellers accounts with customers identified in the contracts being sold.

     16.2 SELLER'S RIGHT TO PAY. In the event Buyer failed to make any payment of taxes, assessments, or other charges that Buyer is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same. Buyer will reimburse Seller for any such payment immediately upon Seller's demand. Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Buyer's default for failure to make the payments.

     16.3 BUYERS'S RIGHT TO PAY. In the event Seller failed to make any payment of taxes, assessments or other charges that Seller is required to pay to third parties (including but not limited to payments that are due to creditors of Seller which in any way affect the use or ownership of the property transferred hereunder) under this Agreement, Buyer shall have the right, but not the obligation, to pay the same. Seller and/or Selling Shareholder's will reimburse Buyer for any such payment immediately upon Buyer's demand. Further, Buyer may withhold payments due under the Collateral Note in the amount paid by Buyer to satisfy Seller's obligations. Any such payment by

Buyer shall not constitute a waiver by Buyer of any remedy available by reason of Seller's default for failure to make the payments.

SECTION 17.    WISCONSIN BULK SALES LAW

     Buyer waives compliance by Seller with the Wisconsin Bulk Transfer Act. Except for those liabilities assumed by Buyer, as provided herein, in the event any creditor of Seller claims the benefit of the Bulk Transfer Laws as against Buyer or any of the assets being conveyed to Buyer under this Agreement, Seller shall immediately pay or otherwise satisfy such claim or undertake its defense. Seller shall indemnify and hold Buyer harmless from and against any and all loss, expense, or damage resulting from the failure to comply with the Wisconsin Bulk Transfer Law. If Seller fails to comply with the provisions of this
Section 17 and Buyer is required to pay any creditor of Seller in order to protect the property purchased under this Agreement from claims or liens of Seller's creditors, except those assumed by Buyer, then Buyer may withhold payments due under the Convertible Note in the amount paid by Buyer to satisfy Seller's obligations.

SECTION 18.    SECURITIES LAWS.

     This Agreement provides for the tender and delivery of Buyer's common stock to Seller in partial consideration of the sale of the Assets and provides for option(s) to purchase its common stock to be granted in connection with the Employment Agreement between Buyer and Dustin Elder described at Section 5.1. The securities referred to above have not been (nor prior to closing will they be) registered with either the federal Securities and Exchange Commission or any state securities agency and will be issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933 (the "Securities Act"). The shares, including shares underlying the common stock purchase option(s) referred to above, may not be sold, pledged, hypothecated or otherwise transferred unless they are registered under the Securities Act and applicable state securities law or an exemption therefrom. Seller, Dustin Elder and Jack Elder, hereby acknowledge that the shares when issued will bear a restrictive legend to the following effect:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") AND UPON REPRESENTATION OF THE HOLDER HEREOF THAT

          SAID SHARES ARE BEING HELD FOR INVESTMENT AND
          NOT WITH A VIEW TO THE SALE OR DISTRIBUTION THEREOF, AND NO SALE, TRANSFER OR OTHER DISPOSITION MAY BE MADE EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF THE ACT.

     Further, Seller, Dustin Elder and Jack Elder acknowledge that Buyer can give no assurance whatsoever that it will be able to complete an initial public offering of its common stock at $8.00 per share or at any price, notwithstanding references thereto at Section 3.1.3 above. Seller and Messrs. Elder represent they may be required to hold any common stock received pursuant to the transaction for an indefinite period of time and can resell or otherwise dispose of such stock only in accordance with applicable federal and state securities laws.

SECTION 19.    MISCELLANEOUS PROVISIONS

     19.1 PUBLIC DISCLOSURES. Neither Seller nor Buyer shall disclose the sale of the assets in any press release or other public announcement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

     19.2 EXPENSES. Whether or not the closing occurs, each party hereto shall pay its own expenses in connection with his agreement.

     19.3 NOTICES. Any notice, demand or communication required or permitted by this Agreement shall be in writing and shall be delivered by hand or by U.S. mail, first class certified mail, postage prepaid, return-receipt requested and addressed to the parties at their respective addresses set forth at page one of this Agreement. Either party may changes its address for notice purposes by providing notice in accordance with his provision. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery by hand, or upon the firth day following mailing.

     19.4 HEADINGS. The headings and titles to the Sections and subparagraphs of this Agreement are inserted for convenience only, and shall not be deemed to be a part of the Agreement nor affect the construction or interpretation of any provision of the Agreement.

     19.5 MODIFICATIONS AND WAIVERS. No modification or amendment of any provision of this Agreement shall be effective for any purpose unless set forth in a writing signed by the party of parties to be bound thereby. The waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

     19.6 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     19.7 BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties.

     19.8 ENTIRE AGREEMENT. This Agreement and the exhibits to this Agreement set forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements between the parties with respect to such subject matter, including, without limiting the foregoing, the Letter of Intent between the parties hereto concerning the subject matter hereof dated January 31, 1997.

     19.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota.

     19.11 VENUE. This Agreement has been made entirely within the state of Minnesota. This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, venue shall be in state courts in Minneapolis, Hennepin County, Minnesota.

      DATED this 14 day of March, 1997.

SELLER:
               ------------------------------------------------------
               Computer Assisted Technologies, Inc., a Wisconsin corporation

               By /s/ Dustin Elder
                  ------------------------------
                    Dustin Elder, President

BUYER:
               ------------------------------------------------------
               Intelliphone, Inc., a Minnesota corporation

               By  /s/ Jack Kohler
                  ------------------------------
                    Jack Kohler, Vice President and
                    Chief Financial Officer


     AS TO SECTIONS 18 AND 19, THE UNDERSIGNED INDIVIDUALLY ACKNOWLEDGE THE DISCLOSURES MADE THEREIN.

/s/ Dustin Elder                        /s/ Jack Elder
------------------------------------    ------------------------------------
Dustin Elder                                Jack Elder